Exhibit 5.1

March 18, 2014

Nanosphere, Inc.

4088 Commercial Avenue

Northbrook, Illinois 60062

Re: Issuance and Sale of Shares of Common Stock

Ladies and Gentlemen:

We have acted as legal counsel to Nanosphere, Inc., a Delaware corporation (the “Company”), in connection with the offer, issuance and sale by the Company of up to $30,000,000 of shares of the Company’s common stock, par value $0.01 per share (the “Shares”). The Shares may be offered and sold by the Company to Aspire Capital Fund, LLC (the “Purchaser”) from time to time pursuant to a Purchase Agreement dated March 18, 2014 by and between the Company and the Purchaser (the “Purchase Agreement”), as well as the effective registration statement (the “Registration Statement”) on Form S-3 (File No. 333-183916) that was declared effective by the U.S. Securities and Exchange Commission (the “Commission”) on November 5, 2012, the statutory prospectuses included therein, and the prospectus supplement dated March 18, 2014 and filed with the Commission pursuant to Rule 424(b) promulgated under the Securities Act of 1933, as amended (the “Securities Act”). This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

We have examined originals or copies certified or otherwise identified to our satisfaction, of such documents, necessary or appropriate for purposes of rendering this opinion letter, including (a) the Certificate of Incorporation of the Company, as amended, (b) the By-laws of the Company, as amended, (c) the Purchase Agreement, (d) the Registration Statement, (e) the statutory prospectus dated November 5, 2012, (f) the Prospectus dated March 18, 2014, (g) resolutions of the Board of Directors of the Company duly adopted on March 14, 2014; (h) a status certificate of the Department of State of the State of Delaware, dated March 17, 2014, to the effect that the Company is a corporation duly incorporated and existing under and by virtue of the laws of the State of Delaware and is duly authorized to transact business in the State of Delaware, (i) the Registration Rights Agreement dated as of March 18, 2014 by and between the Company and the Purchaser, and (j) such other documents, records and other instruments and matters of law as we have deemed necessary or appropriate for purposes of this opinion letter. In all such examinations, we have assumed, with your consent, the genuineness of all signatures on original and certified documents, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to executed documents of all unexecuted copies submitted to us, and the conformity to the originals of photocopies.

We are admitted to the Bar in the State of New York and we express no opinion as to the laws of any other jurisdiction, except the federal laws of the United States of America, and the laws of the State of Delaware, including without limitation applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws, and we express no opinion with respect to any state securities or blue sky laws.

Based upon the foregoing and subject to the assumptions, limitations and exceptions set forth herein, we are of the opinion that as of the date hereof, the Shares to be purchased by the Purchaser from the Company have been duly authorized for issuance and sale pursuant to the Purchase Agreement and, when issued and delivered by the Company pursuant to the Purchase Agreement against payment of the consideration set forth therein, the Shares will be validly issued, fully paid and nonassessable.

This opinion is issued to you solely for use in connection with the Registration Statement and is not to be quoted or otherwise referred to in any financial statements of the Company or any other document, nor is it to be filed with or furnished to any government agency or other person, without our prior written consent.

We hereby consent to the use of our name under the caption “Legal Matters” in the prospectus supplement, dated March 18, 2014, relating to the Shares, and to the filing of this opinion as an exhibit to the Company’s Current Report on Form 8-K, filed on March 18, 2014. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission adopted under the Act.

Very truly yours,

/s/ Seyfarth Shaw LLP